WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Exhibit 99.2

WILLBROS GROUP, INC.

Moderator: Michael Collier
November 5, 2009
8:00 am CT

Operator:  Good morning, ladies and gentlemen, and welcome to the Willbros Group, Incorporated third quarter earnings conference call.  Today's conference is being recorded.

I'd now like to turn the conference over to Mr. Michael Collier, Vice President Investor Relations.  Please go ahead, sir.

Michael Collier:  Thank you and welcome, everyone, to the Willbros Group conference call.  Today's Willbros management participants are Randy Harl, President and Chief Executive Officer; Van Welch, Chief Financial Officer; and myself.

This conference call is being broadcast live over the Internet and is also being recorded.  An archive of the Web cast will be available shortly after the call on our Web site, willbros.com.  A replay will also be available through the phone number provided by the Company in yesterday's press release.  Information reported on this call speaks only as of today, November 5, 2009, and therefore, you are advised that time–sensitive information may no longer be accurate at the time of any replay.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Comments today contain forward-looking statements.  All statements, other than statements of historical facts which address activities, events, or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements.  These risk factors are described in the Company's documents and reports filed with the SEC.

The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.  This presentation contains non-GAAP numbers, reconciliations and related information are in our press release of November 5, 2000 – I'm sorry, November 4, last night, 2009, and on our Web site.

Now I will turn the conference over to Randy Harl.  Randy?

Randy Harl:  Good morning everyone and thank you for joining us.

Yesterday, we reported our third quarter 2009 results from continuing operations – revenue of $248 million and net income of $1.7 million, or 4 cents per diluted share.  Third quarter 2009 results reflect: continued positive performance in our upstream segment, despite a loss of 8 cents per share on an engineering procurement and construction (EPC) project; a still highly competitive market for our downstream services; and cost reduction charges of $2.4 million which, along with additional cost savings and initiatives anticipated in Q4, are expected to save $17.6 million on an annual basis. These cost reductions start with the board, include executive and senior management, and extend throughout the organization.  Van will give you more details in his remarks.

Our third quarter results were also impacted by lower than anticipated utilization rates due to delays and cancellations of anticipated projects, higher levels of non-project chargeable staff required to address increasing levels of bid activity, as well as inclement weather which reduced the potential to convert project contingencies into income.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

The EPC project, which incurred additional charges, has now achieved mechanical completion, and we are confident the issue on the EPC project is not systemic.  Van will provide additional color on this project during his remarks, but I do want to say that we are pursuing change orders associated with these losses. While disappointed with the financial results on this long-term project, which initiated work in 2006, we are pleased with our overall execution and job performance reflecting continuing progress with our process and system improvements.

Although reduced activity across the company's business lines resulted in lower utilization rates, we have made a strategic decision to preserve key resources, and the cost reductions we have implemented are tempered by the need to retain these resources to support a return to elevated levels of business activity. We view the negative near-term financial impact, expected primarily in the fourth quarter of 2009 and the first quarter of 2010, as necessary in order to capitalize on the anticipated improvement in business activity, including work we have already booked beginning in the first quarter of 2010.

Supporting our increased optimism for 2010, during the past quarter we added over $400 million in new work between our Upstream and Downstream segments, increasing our total backlog to just over $500 million.  This is the first increase in five quarters. Yesterday, we announced the award of two spreads of construction work on the Fayetteville Express Pipeline project (FEP) improving visibility for our U.S. pipeline construction business and reinforcing our assessment that the U.S. pipeline construction activity will build from 2010 through 2011, and out into 2012, barring an unforeseen economic reversal.  We expect FEP to contribute to results in the second quarter 2010. Our Downstream segment also booked additional turnaround work which has started and will build into the first quarter of 2010.  About 40% of our Downstream backlog is turnaround work.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

In a separate press release yesterday, we announced the signing of our long-term alliance agreement with NiSource.  This is an important milestone in our strategic initiative to develop, the Manage and Maintain service offering for the U.S. pipeline industry.  Notably, in their earnings call last Friday, NiSource indicated that they were, “engaged in projects representing more than $155 million in investment in the Marcellus region.”  We view this as a positive opportunity for us as we help them define, develop and execute these programs.

Additionally, we are partnering with Nacap, a well-known international pipeline contractor with operations in Australia, to pursue opportunities in that country as we advance our strategy to prudently diversify our geographic presence.  The project specific joint venture will allow us to leverage our complementary capabilities and experience in pursuit of multiple large diameter pipeline EPC opportunities required to deliver coal seam methane gas feedstock to proposed LNG liquefaction plants along Australia's east coast. Yesterday, this team tendered on the early works assignment for the Australia Pacific LNG project being developed by ConocoPhillips and Origin Energy.  Additional project opportunities are anticipated and industry sources believe that over 10 billion cubic feet per day of LNG capacity will be added in Australia by 2020.

In Libya, we are seeing increased inquiries for our services, and our selection to provide program management services for the Great Manmade River Project, GMRA, raises our profile and visibility in this expanding market.  We are also highly confident that we will be selected for a second award in Libya to provide engineering services to Waha Oil Company at sites in Tripoli and in the field, with support from our engineering operations in the U.S.  We are pleased with our progress in Libya.  The business model we have adopted is competitive and should prove to be a sustainable growth platform for both our Upstream and Downstream service offerings.

In other markets outside the U.S., the Upstream segment has new bidding opportunities for EPC and construction projects in Canada, North Africa and the Middle East.  These markets are characterized by oil field development and gas monetization activities which require significant new investment in pipelines and associated infrastructure to transport hydrocarbons to shipping points or other end markets.  Development plans in Canada, Australia and Abu Dhabi anticipate expenditures which align with our service offerings.  We currently believe those expenditures could exceed $60 billion U.S. over the next ten years.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Back in the United States, bid activity is increasing dramatically.  In addition to the recent FEP award, the upstream U.S. pipeline construction unit is currently bidding over $1 billion in pipeline construction projects that are currently planned to be executed in 2010 and 2011.  To put this in perspective and to emphasize the increased level of activity we are seeing in the business, at this time last year, we were bidding only $200 million in similar projects, or approximately 20% of the opportunity that we see today.

In our Downstream segment, we remain well positioned for refinery maintenance and turnarounds, small capital and life extension projects.  Both our Downstream engineering and construction groups are experiencing increased levels of inquiry activity over the previous quarter.  Additionally, in the past two months, we successfully competed for and won assignments for tank services work, turnaround services and plant engineering, displacing incumbents at sites in Cushing, Oklahoma; Baton Rouge, Louisiana; and Whiting, Indiana.  We were also awarded new project work for heater services to support operations in a large Gulf Coast refinery.

Our recently acquired engineering business, Wink, is successfully integrating into our Downstream segment and continues to position the company for engineering work at the plant level as well as for EPC projects.  We are already seeing an expanding base of opportunity as we market these integrated services into our combined customer base.  These offerings position us to capitalize on high value, small capital projects which we believe will be among the first to be awarded as the refining industry returns to more normal levels of activity.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

I also want to update you on our NAVFAC contract.  We have received 15 task orders valued at an estimated $17 million out of the authorized $350 million. Thus far, we have not been awarded any task orders; though, to date, five task orders with an approximate value $6 million have been awarded and include four very small projects in Japan and a single, more substantial project in Hawaii.  However, we remain enthusiastic about current task orders we are bidding as they provide us more substantive opportunities and are better aligned with our capabilities and experience than the task orders awarded to date.  Additionally, based on recent feedback from the Navy, we are well positioned for future awards and remain confident that this contract will meet our expectations.

Van will now discuss our third quarter financial results.  Van?

Van Welch:  Thanks, Randy, and good morning.

For the third quarter 2009, we reported net income of $1.7 million, or 4 cents per diluted share on revenue of $248 million.  Randy has already recapped the unexpected $4.5 million loss on a nearly completed EPC project, and the third quarter “other” charges of $2.4 million associated with cost reduction initiatives.  The combined loss of $6.9 million represents earnings per share of 12 cents. Other events in the quarter negatively impacted the anticipated margins.  These included projects delays and cancellations, increased non-billable time related to the escalation in proposal work, and increased project costs due to inclement weather.

While disappointing, we believe that the issues we experienced on the EPC project were unusual in their nature and are not indicative of a systemic problem with our project management, processes or systems. We began work on this project in late 2006 and have profitably executed the work until earlier this year.  At that time, the project was shut down by our customer for several months following a workplace incident and ultimately restarted, albeit with new and different protocols for safety and project execution.  As a result of the shutdown, as well as the revised schedule and scope of work, we experienced significant additional charges to the project.  We remain highly confident in our systems, processes, and ability to successfully execute EPC work.  Change orders covering the cost of the delays and scope changes have been, or will be, submitted to our customer for settlement; however, we cannot estimate the timing of the change order resolution nor the potential settlement amounts.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Also impacting the third quarter earnings were $2.4 million of “other” charges.  These included employee severance and impairment of operating leases related to the company's ongoing efforts to align our cost structure with the current and anticipated business environments.  When considered with the planned fourth quarter cost savings initiatives projected to cost about $1.3 million, mainly related to additional lease abandonments, we are projecting annual cost savings of $17.6 million. This amount is in addition to the $38 million of annualized savings reported at the end of the second quarter related to enhanced procurement processes, staff reduction, capital lease conversions, and other activities.  We will continue to assess the cost structure of our business units in order to implement efficiencies and cost savings where possible and will take action, as necessary, to size the company for the market conditions we anticipate, for current and future commitments and for the strategic growth we plan going forward.  We anticipate much of the staffing and lease cost reductions will remain due to efficiencies gained through processes and systems improvements we have implemented over the last two years.

Included in the total $17.6 million annual savings are charges we have implemented to both Board and management compensation.  The Board set the tone early in our reduction initiative process, and we have subsequently significantly reduced executive and other senior management cash compensations by substituting long-term stock compensation.  The restricted stock will be earned over several years, and continued employment is required to receive the stock.  In addition to preserving cash in the near term, we believe it was important for senior management to lead by example in our cost reduction efforts and will further align the incentives of the core management team with the financial results of the company.

I will now provide third quarter 2009 financial results by operating segment.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

During the third quarter, our Upstream segment generated operating income of $5.5 million on $109 million revenue, as compared to operating income of $15 million on revenue of $276 million during the second quarter of this year.  The revenue decline in the third quarter was primarily related to reduced large diameter pipeline construction activity as the Mid Continent Express project was completed during the second quarter.  The Texas Independence Pipeline project, (TIPs), which also contributed to second quarter results, was mechanically completed in the third quarter.  The 2.6 percentage point sequential quarter margin decline in the third quarter was attributable to a $4.5 million third quarter loss on the previously discussed EPC project, in addition to the charges associated with cost saving initiatives of approximately $900,000.

The Downstream oil and gas segment reported an operating loss of $2 million on revenue of $57 million, as compared to a loss of $3.7 million on revenue of $79 million in the second quarter of this year.  The Downstream segment was negatively impacted in the third quarter by charges associated with cost saving initiatives of approximately $1.5 million and continued customer spending constraints for maintenance capital projects in the refining sector. Specifically impacting the results was the extent and duration of the drop in activity associated with the economic upheaval of the last year.  While we certainly expected lower levels of activity, as well as some margin pressure, we were surprised by the level to which many of our Downstream customers were willing and able to postpone anticipated maintenance and engineering work. During the third quarter, we experienced unanticipated cancellation and delays in previously awarded and expected awards in our Downstream engineering business.  Reacting to this unanticipated drop in activity, a significant portion of our cost reduction charges in this segment is attributable to the engineering business.

General and Administrative costs, excluding other charges, for the third quarter of this year, were $19 million, or 7.5% of revenue, which compares to $21 million, or 6% of revenue in the second quarter.  Cost reduction initiatives completed in prior quarters contributed to the $2 million sequential quarter decrease in G&A.  The favorable variance in the third quarter was partially offset by an additional $1.3 million associated with increased proposal activity and deal costs.  Also in the third quarter, we have included Wink's G&A for the first time.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

During the third quarter of 2009, we recognized a tax benefit of $659,000 primarily from the net impact from the favorable resolution of an uncertain tax position.  This reduced our effective tax rate for 2009 from 35% to 32.5%.

I will now discuss our liquidity.  During the third quarter of this year, we generated $13.3 million of operating cash flow and used $13.9 million net cash for the purchase of Wink.  As a result, our cash balance remains virtually unchanged at $244 million as compared to $245.4 million at the end of the second quarter.  With our significant cash balance and still undrawn revolver of $50 million, we continue to actively review and pursue strategic acquisitions and other growth initiatives.  Our strong liquidity position creates significant financial flexibility, and we remain focused on identifying and pursuing opportunities with key strategic value and reasonable valuations.

Now I'll turn to backlog.  Our backlog, as of September 30, 2009, was $501 million, an increase of $114 million, or 30%, from the prior quarter.  As Randy mentioned earlier, we are encouraged by this first successive quarter backlog increase since the second quarter of 2008.  The FEP contract award accounted for the Upstream increase of $75 million.  The GMRA project in Libya is also now reflected in the Upstream backlog.

Downstream backlog increased $40 million, or 26%, primarily as a result of $21 million of additional backlog attributable to the acquisition of Wink and awards related to previously deferred turnarounds.  The turnaround work currently comprises 43% of the downstream backlog.

Now I will discuss the guidance for 2009.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

As we have discussed today, a number of factors, including market impact on our anticipated work, project execution and weather-related risks, as well as our response to them, have impacted the business over the last quarter, resulting in a reduction of our 2009 guidance from previously announced levels to 50 to 60 cents per share.

Specifically, our change in guidance was driven by the following: the previously discussed loss on the EPC project; other charges associated with cost saving initiatives; margin erosion on several upstream projects which, while still profitable, were negatively impacted by inclement weather, reducing the realization of full contingency release that we were anticipating at the end of Q2, and; lower utilization across our business as certain projects we expected to execute in the second half of this year were cancelled or delayed.

Additionally, we continue to retain resources, which are not currently project chargeable, to address the significant increase in proposal activity as well as execution of the work in our backlog.

While a cumulative effect of these factors is the primary driver of our guidance reduction, we recognize that our strategic decision to maintain resources through this pause in activity, in order to address the tangible opportunities in front of us, is likely to have a negative impact on both Q4 and Q1 2010.  We are confident that this is the right decision for the business.  We are encouraged by the outlook for 2010, and we are positioned to capitalize on improving market conditions.

Finally, as is our practice, we will provide 2010 guidance in our Q4 conference call.

We will now take your questions.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Operator:  Thank you.  For those of you who would like to ask a question, please press star 1 on your phone now.

Our first question comes from Graham Mattison.  Please go ahead, sir.

Graham Mattison:  Hi, good morning, guys.

Van Welch:  Hi, Graham.

Randy Harl:  Hi, Graham.

Graham Mattison: In sense of the timing on revenues coming from the NiSource contract, when will we start to see these come through?  And then, if you'd also comment on potential for additional long-term alliance agreements with other players.

Randy Harl:  Graham, they're already coming through into our engineering business, and to just give you a little more granularity on it, what we've had to date is primarily engineering assistance, and actually some up–front engineering, to help them plan during the budgeting process for 2010. We have also had some small projects that we've done for them on the construction side.  You know, so we're pretty early days, in terms of getting that contract ramped up.

NiSource, as I pointed out in my comments, has a higher level of capital authorized for expenditure in their system for 2010 and beyond than they've had in quite some time, so it'll take a while for that to work through the system.  So it's beginning.  You know, I would expect that to really turn into larger revenue by mid next year.

The other thing that we're doing for them is integrity-type work, where a lot of that activity is now a joint effort between NiSource personnel and our folks in Kansas City.  So it's on track, in terms of how it's ramping up.  The real, larger revenue potential that we have from that alliance, will come from the construction of some of the larger projects which are later in 2010, if that helps a bit.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

In terms of other opportunities in the pipeline space, I think that we have a number of people that we're talking to about similar contracts.  I think that a good way to think about that is success with NiSource, and seeing those numbers, in terms of reduced costs and efficiency come down, I think, this will really drive our ability to sell other contracts like that.  But there's a great deal of interest in what we're doing here.

Graham Mattison:  Great.  And then can you give a little more color on the details of the timing of the potential project in Australia?

Randy Harl:  I mentioned that we had tendered for the early works on the first project.  That's going to be in discussion over the next two or three weeks.  I expect that those early works are going to get awarded before the end of the year.  The timing for that is currently scheduled sooner than that, Graham, but realistically, I would say sometime in the fourth quarter, that's going to get awarded.

What that will move into is a planning contract with the customer to develop a full EPC scope and price, which will be negotiated sometime mid next year, and then move on into the design and, of course, the procurement and construction.  So it's a mid to third quarter 2010 kind of kickoff.

The real big revenue will come after 2010.  You know you've got a bit of engineering to do, then the procurement process, and you finally get to the larger revenue as that procurement really gets underway, and then on into construction.

Graham Mattison:  All right, great. Very helpful.  I'll jump back in queue.  Thank you very much.

Van Welch:  Thank you.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Van Welch:  Thanks, Graham.

Operator:  Thank you.  And our next question comes from Martin Malloy.  Please go ahead, sir.

Martin Malloy:  Good morning.  Congratulations on the Fayetteville award.

Randy Harl:  Hi, Marty.

Van Welch:  Hey, Marty.

Randy Harl:  Thank you.  We needed that.

Martin Malloy:  Could you talk a little bit about your capacity for next year, now that you have – are these two spreads that are going to be working at the same time on the Fayetteville project?

Randy Harl:  Yes.  You know, Marty, we have at the end of Mid Continent Express, we talked about – we had a great deal of rental equipment in the fleet.  You know, we've repositioned a lot of that to date.  Our capacity is in the large diameter pipeline construction business is about two spreads, and Fayetteville Express requires both of those.  Remember, as we reengaged in the Manage and Maintain business, we have other equipment to address that, but I think a good way to think about our capacity in the United States is two spreads.

Looking at the total economics in the way that projects are awarded, we feel pretty comfortable with that level of capability.  You know, we have another 1.5 spreads in Canada and another one in Oman, so we feel pretty good in terms of the capability that we have in the large diameter construction business to address the markets that are out there.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

What happens in Australia is yet to be determined.  Both Nacap and us have a lot of the equipment that's required to do that work in the system, but it'll be dependent on what's going on in the rest of the world at the time that gets executed, as to what we do to address that project.  Australia hasn't had a large diameter project like this, ever.  You know, 42-inch has not been put in the ground in Australia to date, and so most of the resources that are going to be needed to do that project are going to have to come from the outside.  So that'll be something we'll deal with as we move into the future.

Martin Malloy:  OK.  And then, your commentary on the Downstream side, I'm just curious, do you have the sense that there's some pent-up demand there from the lack of maintenance spending and spending on turnarounds in the last year or so, that we could see a nice pickup in 2010?

Randy Harl:  Yes, I think I wish Arlo could address that because he would tell you that you know we have been seeing this pent-up demand for a long, long time and you know, Marty, if you kind of rewind the clock back to when we were looking at 2009, we actually thought, because of what our customers were telling us, that 2009 was going to be a plus up over 2008, and so, you know, as we – and so our customers didn't even see what was about to happen.

And as we got into the first quarter of this year, we thought things were going to get pushed into the second half.  Now we are being awarded those contracts that we had seen at the end of 2008, and, in fact, are mobilizing on some pretty significant work at this time.

So the first half of 2010 has become much, much clearer.  You know, the fog is clearing with regard to what we see in the first half.  All I can tell you, really, about the second half though is what our customers tell us at this time.  As you know, we spend a lot of time talking to people that run these refining operations for all the major operators, and what they say is, they've gone just about as far as they can and that they see a lot of competition, really in the first quarter – second quarter for resources, because everybody's having to do a lot of the things at the same time.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

We think that portends for a good second half, but we really won't get into booking that until we really get into the end of the first quarter and into the second quarter of next year.  But we are very optimistic that that pent-up demand is going to result in a lot more activity for us in 2010 versus 2009.

Martin Malloy:  Good, thank you.

Operator:  Thank you.  And our next question comes from Steven Gengaro.  Please go ahead, sir.

Steven Gengaro:  Thanks.  Good morning, gentlemen.

Randy Harl:  Hi, Steven.

Van Welch:  Good morning, Steven.

Mike Collier:  Good morning.

Steven Gengaro:  A couple of questions, the first – and I'm not sure, Van, of how much you can tell me on this, but when I look at the quarter, just to kind of give me a sense, the third quarter revenue you did, like, $190 million in Upstream, how much of that number is sort of directly related to the spreads, as opposed to other work?

Van Welch: In the U.S. pipeline, I mean, certainly, the work on TIPs was a big part of that Q3, but the work that we're doing in Canada on the field services side and the fabrication is still holding very, very well.  Work in Oman's holding very well.  And you know, we're continuing to see that revenue perform, quarter on quarter.  But a large part of it was associated with the completion of the TIPs project in Q3.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Steven Gengaro:  OK.  OK.  And moving on, when we think about the margins, going forward, and I'm assuming – I'm not sure if you put this in the release, but I'm pretty sure I was told that the – that the Fayetteville pipeline is a fixed price contract.

Van Welch:  That's correct.

Steven Gengaro:  And I know you're doing more fixed price work, and I think someone alluded to you sort of tying up – or not tying up – but getting utilization for your two spreads in North America on that job.  How are you balancing the tightening bidding levels with tying up your equipment, with – are we going to get more cost plus work?  Is it all going to be – how are you balancing it to ensure that you're signing the Fayetteville work at healthy margins now, when you start to see, obviously, this ramp up and tightening in supply and demand coming?

Randy Harl:  Well, Steven, I might point out that the Texas Independence Project, TIPs, was also a fixed price project that performed very well, and you know I made – we made some comments about weather affecting the conversion of contingency into profit.  That profit still exceeded the expectations that we had going into it.

I would go back to the investments that we've made in systems, process, in people, in everything from screening the opportunities that we have to estimating project controls, project management throughout the life of the projects, including doing a much more effective job with the procurement side. We are more competitive, more predictable, and able to convert these lump sum pipeline projects into profit.

Just to comment on the industry in general, the pipeline construction business in the United States, in Canada, and most places in the world has always been a lump sum kind of business.  I don't see us really going back to a reimbursable kind of atmosphere in the pipeline construction business in the near term, so we have to get better and better at being able to predict our costs and be very competitive in that business, and I think we are.  We've got all of the tools that we need to be a real fierce competitor in that business.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

The real balance in the business comes from the diversity that we talk about, in terms of trying to get into things that are more service oriented, for more life cycle extension and maintenance kinds of activities, and that is the reason that we wanted to move into, first of all, the Downstream business and get more things in Northern Alberta which are more maintenance oriented – whether that is chrome carbide overlay or the maintenance businesses we have there.  Those are very important to the business to give us that balance that we need between the lump sum work that we take and cost reimbursement and then, of course, there's Oman that also contributes to that.

So in the pipeline construction business itself, I don't see us getting that diversity of contract type.  I see a move back to more lump sum.  I think we're a lot better at it.  TIPs puts an exclamation point on that we have improved and are able to deliver on the cost that we predict.

Steven Gengaro:  That's all.  And then just as a follow up along those lines are you, then, very comfortable with the pricing on the Fayetteville Express job, and should it, obviously, drive pretty good profitability in the middle part of next year?

Randy Harl:  Well it's something that we just want.  You know, I don't want to say a lot about it.  I think the way to think about it, Steven, is we were able to get the right risk reward balance in the contract, and we're happy with it.

Steven Gengaro:  OK.  No, that's very helpful.  Thank you.

Operator:  Thank you.  Next we have Jamie Cook.  Your line is now open.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Jamie Cook:  Hi, good morning.

Randy Harl:  Hi, Jamie.

Van Welch:  Good morning.

Jamie Cook:  Just to follow up on the last question, though – you know can you walk me through on the last quarter and the quarter before, you were talking about the market being very competitive; you're hearing that from your peers.  We're not seeing your peers win a lot of business.  And I understand the market's going back more fixed price.  But how do we think about – I'm assuming in this type of market, you're having to take on more risk than you did before.  So within a specific contract, can you talk about the types of risk you have to take on now that you wouldn't before?

Randy Harl:  Well, I think you have to divide that between the different segments that we have, Jamie …

Jamie Cook:  Well, within the pipeline …

Randy Harl:  Now you know the big one …

Jamie Cook:  … pipeline construction, specifically.

Randy Harl:  … the big one in pipeline construction, OK, and we have been in a reimbursable environment where the risk was getting the customer to pay you, number one, and given whatever happened on the project – you know having the right systems and processes to be able to demonstrate your costs and so forth.  But with regard to the big risk which is weather that was pretty much mitigated in those contracts.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

And so where we are today, we are taking on that weather risk.  But I would also point you back to the reason that people went to cost-reimbursable contracts is that trying to do winter work is very risky in the south – southern part of the United States, and almost impossible in the northern parts.  And so the companies that needed to get these pipeline projects done in the past just didn't work during that part of the year.

And so, because of all of the market factors that pressed them, over the last couple of years they decided to work during that time of the year, and to do that, they had to take the risk of those bad weather windows.  The work that we're performing now, and TIPs is a good example of it, is performed during the months when, traditionally, we don't have as much weather risk.

And when you look at the Fayetteville Express, it's not starting in January.  It's starting in April and into May.  So you start the clearing in April, and by May, when you start to start doing the earth work, then you know we should be in a much better position to have a more predictable result, with regard to the weather.

So what we've done to mitigate is we bid in, to cover the risk, what would normally happen during those weather windows plus some, and we're working in a window where it's less likely that we're going to have unusual events.  So that's kind of the way that we're thinking about it in the U.S.  In …

Jamie Cook:  And …

Randy Harl:  Go ahead.

Jamie Cook:  No, I was going to say, but, so when I think about the margin profile for the Upstream business going forward, I mean, the flip side of fixed prices you know relative to cost plus, if you do it right, theoretically, your margins should be higher.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Randy Harl: That's right.

Jamie Cook:  You know on a normalized project with the stuff you know you're going to have to take on more weather risk, whatever, but how should I think about normalized margins in the upstream business?  Should that be higher, assuming you're managing the risk correctly?  Or …

Randy Harl:  I think that, you know, I think …

Jamie Cook:  … do you think net, we're going to end up – end out in the same place?

Randy Harl:  I think, Jamie, well it’s too early to really tell – you know I hate to predict that we're going to convert that contingency into profit, but we certainly have the potential for some upside.  You know the – our history has been that since we've gotten our systems and processes in place that our lump sum work has been accretive to the reimbursable work that we've had.  And so that has been the case.

But, as you know these projects are one off, and you know it's really dependent on what happens on that particular project.  But we're feeling very, very confident that we are going to be able to maintain the margins that we've had in the business up to this point with the work we have in backlog.

Now, let me say that, you know, we've talked about we're going to bid a billion dollars' worth of pipeline construction coming up in the next month or so.  If we're able to win that, I can give you a lot better prediction of what's going to happen because the job that – right now, we don't have a lot of backlog you know to base an opinion on.  But by the end of the fourth quarter, we'll have a lot more data.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Jamie Cook:  And just to be clear, the billion dollars that you're talking about, relative to the $200 million you were bidding on last year – the billion is a global opportunity whereas …

Randy Harl:  No, that's just in the U.S.

Jamie Cook:  That's just in the U.S.?  OK …

Randy Harl:  The global opportunities are a lot bigger than that.

Jamie Cook:  OK.  And did you – you talked about the opportunities in Australia you know pipeline; did you – you didn’t quantify – and you said you could – we could get the project by, potentially, year end.  Did you quantify the size, or did I miss that?

Randy Harl:  No, we did not, but you know it's approximately – and you know this is a number from the customer, Jamie.

Jamie Cook:  OK.

Randy Harl:  No, the customer is estimating the construction, on just the large diameter pipeline portion of this first LNG project at about a billion U.S. Construction only.  That's without the pipe.

Jamie Cook:  Wow.  OK.

Randy Harl:  So it's big.  You know we – it does – there's not a metric that we can give you from the U.S. that would give you that kind of number, for what we're looking at, but we're just in the process of really understanding all of the factors that would drive that to that kind of cost.  But that's the customer's estimate.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Jamie Cook:  And then, just – I guess the last question more, I guess, for Van.  I'm trying, not that I care about the fourth quarter, really, at this point, but I'm just trying to understand the fourth quarter to some degree just because, I mean, it's assuming, I think it assumes about a 15 cent loss or so, and I know you talked about margin erosion on some Upstream projects, but they – you said they were profitable you know utilization.  I'm just trying to get more granular on why such a dramatic loss.  And it sounds like Q1 could be as bad or not great.  Could you just help me through those two points?

Van Welch:  Sure, Jamie.  Let me give you a bit of color.  We've been talking for some time that Q4 was going to be a pause for us in the pipeline construction area, both in Canada as well as the U.S.  To give you an idea, what impacts Q4 is the indirect cost, the standby-related cost associated with key resources – people, as well as assets.  We spend about $4 million a quarter just in depreciation on our asset base in pipelines between Canada and the U.S.  So with a revenue decline, with the erosion of margins that we talked about, and the utilization factors on that equipment and personnel, that's what's driving the loss in Q4.

In the downstream side, as I mentioned in my comments, we do expect there's going to be some improvement in Downstream in Q4 going further into Q1 of next year, but we're also anticipating under utilization of some assets or some resources associated with our engineering office there in the Downstream.

Randy Harl:  Jamie, the way to think about this is that you heard us talk about that we needed to book some business after the Texas Independence Project.

Jamie Cook:  Yes.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Randy Harl:  We had a number of projects that we thought would fill in right after that and defer, or at least absorb, a lot of these costs.  As we got in to the third quarter, the customers basically moved most of the work we were looking at into early next year.  Now some of that is possible for actually January and February of next year, they are smaller projects.  You know, we think we can handle the risk on those

But a big part of what's happened here, I mean, you know the projects never line up perfectly.  You know they don't start and stop, so you've got those gaps in between them.  You know that's always an issue.  And now we have really hadn't had much work that we could add behind the Texas Independence Project; in fact, only one small large diameter project. So that's really what is affecting the large diameter construction business here in the fourth quarter.  We just don't have any.

Van Welch:  And Jamie, let me add just to remind you of one other thing.  We are expecting another charge in Q4 that's about $1.3 million.  Mostly…

Jamie Cook:  Now I remember that.  But Van, you didn't give a – the revenue - you gave an EPS guidance.  You didn't give revenue.  You did last quarter.  Do you care to comment on revenue for Q4?

Van Welch:  I think the guidance that we gave, 1.1 to 1.3, we'll – you know we're going to be in that 1.2 to 1.3 million range.

Jamie Cook:  OK, thanks.  I'll get back in queue.

Operator:  Thank you.  Our next question comes from Roger Read.  Please proceed.

Roger Read:  Yes, good morning.

Randy Harl:  Hi, Roger.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Roger Read:  I guess you know as you look towards the billion dollars of projects, I understand, in the U.S. and understand up a lot versus this time a year ago when things were certainly not as bright as they might be today, how would that compare, though, Randy, in terms of if we went back to – I don't know – late '07 and the first half of '08 when there were quite a number of projects out there?  I mean, in other words, is a billion the best you've ever seen, or is it kind of an indication we're getting back into a – just a more robust market?

Randy Harl:  Well, I mean, if you go back to that time period, Roger, you know we were looking at the Southeast Supply header and Mid Continent Express.

Roger Read:  Yes.

Randy Harl:  You take the total of those two, you're looking at you know three quarters of a billion.  And that was about all we could handle at that time. Some people asked us about our win rates.  We actually won 100% of what we went after.  You know, that was very unusual.  But compared to that, you know, we're up 25% over what we were looking at then.

So you know you can't – I'm not sure you can draw any conclusions about that because this business is very lumpy, in terms of what's out there to bid at any one point in time, but it's about as good as I've seen, having that much opportunity.

Roger Read:  No, that's what I was trying to understand.  That's helpful.

Randy Harl:  Yes.

Roger Read:  And then in terms of – OK, a billion dollars of projects, '10 and '11, two spreads' worth of work on FEP through the kind of core, you know, construction quarters months of next year, what capacity do you have?  I mean, do the next projects, in a sense, have to be management, as opposed to actual construction with Willbros equipment?  Or how do you approach them?

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Randy Harl:  Well, I mean, it could be EPC where, as you know, we've been very successful in executing north of a billion dollars' worth of EPCs which were not all constructed by Willbros.  So that is an opportunity for us to significantly leverage our manpower into a lot more revenue.

And then we have got the two spreads that we hope to win some more work out of that billion dollars' worth of stuff, and have continuity between FEP and the next thing there.  You know Energy Transfer has another project called Tiger that's coming right on the heels of FEP, but depending on schedule on that, we'll see whether we're able to make that line up.  But there are scenarios where that could work, where it would fit very nicely with the conclusion of FEP.

And then we have a number of liquids projects that are associated with Canadian crude coming to the Gulf Coast of the U.S., which also fit in.  And then some other things that are part of that billion dollars.  So we've got good opportunities, I think, to have the work line up where we can have that two spreads – if we're successful with the wins – line up in a way that we keep it at a pretty high utilization rate going into and through next year, and into and through 2011.

And that's the reason that we're investing right now, in keeping these resources in the fourth quarter.  You know I can't say enough about it.  You know we have worked really hard to develop the people and equipment capacity that we have.  It's finely tuned.  We're able to perform safely, at a very high level of production and producing high-quality work.

And that is a function of the people that you have, and it's critical that you maintain those folks, and when we were able to win FEP, we made the decision that we were going to invest in keeping those resources so that we could be prepared for this work that we see on the radar screen.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Roger Read:  OK and that fits well into my next question I'll throw at you, Van.  Cash management over the next, say, four to six months before these projects get going – I guess you get some of the downstream in Q1, but before the big Upstream stuff really kicks off with FEP – what should we be looking at on the cash front, kind of cash flow for the next two quarters?

Van Welch:  Well, let me comment just a little bit on the – on – I'll start with the capital budget.  If you look at the capital budget, we've been talking about a $23 million approved capital budget.  We've got about $14 million worth of appropriations to date.  We don't expect that we're going to be getting a lot of more capital type of events in the next quarter or two.  We're performing maintenance associated with our pipeline fleet, but I wouldn't expect that to be, from a capital side, to be very high.

We're managing that cash flow hard.  We've got – we have some contracts that have retention on them that we should be getting, some of that cash flow coming to us in Q4, early part of Q1.  So I'm not looking at seeing a great drag, in terms of cash.

You recall we have quite a bit of depreciation.  Obviously that's non-cash.  We've got the amortization of intangibles – that's non-cash.  You know that's hitting our earnings, but it's certainly not impacting our cash flow.

Roger Read:  OK, thank you.

Operator:  Thank you.  And our next question comes from Matt Duncan.  Please proceed.

Matt Duncan:  Good morning, guys.

Randy Harl:  Hi, Matt.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Van Welch:  Good morning, Matt.

Mike Collier:  Good morning.

Matt Duncan:  The question I've got, and I don't know if you're able to talk about it because it wasn't in the press release, some sort of guidance around the size of that FEP contract.  I would guess it's fairly sizeable, probably similar to the TIPs job or even bigger, given that you know it's taking up two full spreads for quite a good period of time.  Can you give us any kind of sense for how big that contract is?

Mike Collier:  Well, Matt, this is Mike Collier.  I think you know when we talk about spreads, we talk about the number of miles of work that they can get accomplished in a time frame.  This work is two spreads of large diameter pipe, and it fits in nicely with the kind of activity we've been doing, which is why we were competitive and successful.  So you should think about it as generating the same levels of revenue as what we've seen on these other large diameter pipeline projects.

Matt Duncan:  OK, that's very helpful.  And then, when I look at the downstream business and the turnaround activity, it sounds like you're expecting things to pick up a little bit in the fourth quarter, and I guess that's all turnaround business.  But then I guess if it's picking up again in the first quarter, that's a little bit of an unusual timing for turnaround business.  Usually the spring turnarounds don't start until, you know, mid to late February.  Is this sort of an unusually timed job that you're …

Randy Harl:  No …

Matt Duncan:  … ramping up on now, or is it really more of a spring 2010 turnaround kind of project?

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Randy Harl:  These are – I'd characterize these as very large turnarounds, very complex.  You know, so the start is the pre–turnaround activities.  And so you know you try to get as much done, while the units are still operating, as possible.  And because of the size of these, we're starting to see quite a bit of activity – even into the fourth quarter this year – from those.  And that will just continue to build into the first quarter, and then we'll hit the turnaround season at full stride.

So it's just the size and complexity in the pre–turnaround activities that are really driving it.

Matt Duncan:  But the bulk of the revenue from these are going to be 1Q, 2Q '10.

Randy Harl:  That's right.

Matt Duncan:  OK, that's helpful.  And then Van, can you give us what your gross margin was this quarter?

Van Welch:  If you look at the – about – well, gross margin was about – let me give you – the net margin's about 12%.  Gross margin did have an impact on the standby and depreciation, but I don't have that number.

Matt Duncan:  OK…

Van Welch:  Excuse me – net margin's about 10%, 10.2% for the quarter.

Matt Duncan:  OK, that's helpful.  And then the last thing I've got is sort of a bigger picture question, trying to get a sense for what the pricing environment is out there right now.  If you look back at you know two spreads' worth of activity in a 2008 pricing environment, versus a 2010 pricing environment, how different is the revenue from two spreads of utilization '08 to '10, based kind of the change in the pricing and the competitive environments you're seeing out there?

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Randy Harl:  Well, on the revenue side, we're expecting that to not creep to the same extent as it did in 2008 because we've got better definition and better weather windows.  That creep that we experienced in 2008 and into 2009 really just depleted our margins because we had fixed income on those projects and increased revenue.

You know, so if you go back to what we said when we were talking to Jamie Cook, we should have an opportunity for improvement with regard to the large diameter pipeline margins if we can bring these projects in as we're predicting, and we're optimistic that we can do that.  With regard to the balance of our business, though, the downstream, as well as the pipeline business in Canada, we're seeing significant pressure on the margins in those businesses.

So – and I would say, in general, Matt, that that's true around the world, even in Oman.  You know we have pressure on our margins and we've been able to do things to give our customers some discounts and increase the volume of work and other strategies that have helped us to keep our earnings up in many cases.  But there's definitely a lot of pressure out there.

Matt Duncan:  OK, just a quick follow up to that.  On the Downstream side, with the underlying costs you have to maintain there, what revenue level do you feel like you need on a quarterly basis to get that business profitable?

Randy Harl:  Well, I mean, we've certainly come down you know in 2009.  I don't think we've ever given any guidance about what revenue levels that we expect to attain on a quarterly basis in that business, but if you go back and look at 2008, you know, we need to return to something close to that level of performance to get the profitability where we want it.

Matt Duncan:  OK.  Thanks, guys.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Operator:  Thank you.  Our next question comes from Steven Fisher.  Please go ahead, sir.

Steven Fisher:  Hey, good morning.

Randy Harl:  Hi, Steven.

Van Welch:  Good morning.

Mike Collier:  Hi, Steven.

Steven Fisher:  I'm wondering how you compare the competitive dynamics for winning work in the U.S. versus internationally, but particularly in the Middle East region.  I'm just wondering if it's tougher in one place versus the other and where it might make sense to focus your capital and your efforts.

Randy Harl:  Well, I think you know we are bidding work in all of the regions right now, and I can give you a lot better picture of that at the end of the fourth quarter than I can right now.  We have just turned in a bid – or are preparing to – in Abu Dhabi, don't have the results on that.  You know I talked about AsiaPac, or in Australia we've just turned in our proposal for the early works on that.

You know we have bid a project in Algeria, which we did not get.  We're bidding some work in Libya on the pipeline side.  In the U.S., as I said, with regard to FEP, we were able to get the risk reward balance that we wanted.  But when I move north of the border in the pipeline construction business, there are – appear to be, at this point in time, more resources than there is work.  And that has become a very, very competitive environment.  So it really is a function of where you are and what's going on, and we're trying to get calibrated in some regions where we haven't had any recent activity.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Steven Fisher:  OK.  And then we're seeing more consolidation in the U.S. pipeline industry.  Wondering if you have any comments on that, including any view on how that'll affect the competitive landscape?  And I'm wondering if you feel you need to augment your business in any way, either in the union capability or geography or anything else?

Randy Harl:  Other than we wish some of those guys would go away – you know which they're not. We now have some people that are out there with companies where there's a lot more public scrutiny of what they do, and we think that's a good thing.  You know there's now somebody to compare us against which you know we welcome that.

The companies that have been consolidated have been there, so really, the competitive landscape for us hadn't changed a lot.  You know, so we don't see that really having an impact.  Always having good quality competitors is a – we view as a good thing

And what we have to focus on, really, is what we do, and that is you know how we become more cost effective, more competitive, how we manage our projects more effectively, how we're more predictable, and all of those things that are under our control, and that's where we're focused.  And so what happens outside, with regard to these consolidations, really don't have a lot of impact on us.

With regard to what we try to do, I think you've heard it from us – you know we want to become – move our model to be more diverse, both geographically and product wise – product service offering wise, and we want to have more services associated with our business.  And so we're going to continue to look for opportunities to grow organically in that direction as well as to look at potential acquisitions that take us down that road to complete our strategy.

But that's really what we're trying to do.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Steven Fisher:  So it doesn't sound like you feel the need to do anything specifically on the U.S. pipeline side of things?

Randy Harl:  No, I think you know we're always open to grow in that business.  You know where we think we can really make some ground is in the Manage and Maintain area.  We're putting a lot of emphasis on growing that part of the business.  With regard to the large diameter cross-country trunk line type construction, we're pretty happy with the size that we're at today.

Steven Fisher:  OK.  Thanks a lot.

Operator:  Thank you.  And our next question comes from Tahira Afzat.  Please go ahead.

Tahira Afzat:  Good morning, gentlemen.  Great booking.

Randy Harl:  Hi.

Mike Collier:  Hello.

Tahira Afzat:  Sad to see the EPC loss.

Randy Harl:  So are we.

Tahira Afzat:  I guess my question is it seems from the color provided on the call that the loss that you saw was really not related to your execution, but really the change in the, perhaps, the contractual terms of the contract, which might have led to some productivity estimate changes.  Would that be the correct way of looking at it?

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Randy Harl:  I think that's a good way to look at it.  You know we had an event there, an explosion and fire, associated with the work that we were doing, that really changed the entire landscape that we had to operate within there; and you know, so it has been difficult to maintain the ability to execute, to predict timetables, schedules.

We have a fairly large part of that contract that is subcontracted.  That has impacted our subcontractor as well as we've moved through that, and you know the schedule has continued to move out on us.  This project that we have is pretty complex in that it's integrated into multiple locations, and we are part of a much larger expansion project, and everything has been affected by that.

So it's just the environment that we're in has been very difficult for us to predict after the explosion occurred.  Prior to that, we felt like we had a very good handle on the project.  It was moving forward as predicted.  But that event changed things, and I won't say that we didn't have any opportunity to manage it better, because we did.

You know, there were some issues, with regard to the people associated with the management of that project, where we didn't do everything, I think, that we could have to manage it effectively.  We have made changes in our management structure as a result of that, but just to reinforce what Van and I both said, you know, we don't feel that we've had a fundamental failure of our systems and processes.

Tahira Afzat:  That is very helpful.  If I look at your backlog, would the safety and protocols within the rest of your backlog be then subsequently more scrutinized, following this event?

Randy Harl:  Well, I mean, Tahira, the most important thing for anybody that's in our business is safety.

Tahira Afzat:  That's correct.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Randy Harl:  And there's nothing that we have put more emphasis on than the improvement of our safety, systems, processes, and protecting our people.  You know it's critical that we're able to send everyone associated with our work home in at least the same condition they came to work in every day.  And I can tell you that it's a journey that we work on every day.  We're seeing significant improvements in our business.

And I might just add a little point to that – on the Texas Independence Project you know we were able to work one of those spreads the entire time, plus 300,000 hours of work without a recordable incident.  I don't know if that is a record in pipeline construction in total, but it certainly is for us.  And we are making a lot of progress.

So yes, the safety considerations when we start at the bidding stage are the top thing that we consider before we decide to move on, and it's the first thing that we think about every time that we change a job during the day, on any project that we're working on.  So it is the thing that drives what we do.

Tahira Afzat:  OK.  OK, that was helpful.  If I look at mechanical completion versus substantial completion, what would be the steps in between the two as you close on this project, on the TIPs project?

Randy Harl:  Well, I mean, mechanically complete says the mechanical systems are ready for commissioning and start up.  You know so what we're looking at are just the – possibly painting, insulation, clean up, very minor activities as we demobilize from the project.

Tahira Afzat:  OK, great.  So not anything substantial, in terms of risk going forward?

Randy Harl:  No, we don't expect any real changes in that project, going forward.  We think we've seen the impact that we should have from that project.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Tahira Afzat:  Great.  And then, in terms of the cancellations and some deferments you saw on the Downstream side you know were they all in your legacy business, or were there any related to Wink as well?

Van Welch:  Yes, they were, Tahira, this is Van.  You know Wink did certainly play a part in that.  They had a number of projects that were cancelled and delayed, you know, post acquisition.

Tahira Afzat:  Got it.  You know what would the lessons be from that, you know, you've done InServ and now Wink, and you know, given after InServ, obviously, it was an unprecedented falloff on inactivity, but now, given you've seen some cancellations on Wink right after purchase.  Are there any lessons to be learned as you know you go forward with other acquisitions?

Randy Harl:  Well, I think, Tahira, there's always timing issues associated with any acquisition. You know, if you could buy everything at exactly the bottom of the market, you know, that's what we would like to do.  But you know we think we got fair value with regard to Wink.  You know the reason we had the opportunity is that the market had really hammered them, and it continues to be a factor.

But the real value of that acquisition is what we're going to be able to do in the future that we couldn't do before.  And so being able to combine the capabilities on the engineering side and the refining market, as well as petrochemical market, with what we can do on the construction and the turnaround side of the business, is the real leverage that we expect to get.

You know it's unfortunate that we are in a market where even the customers have a difficult time predicting what's going to happen next week, next month, much less next quarter, because they're under such intense pressure to keep their costs down.  And one of the things we've run into here is that people commit to us after a proposal for work, and then we kind of get strung along, one week at a time you know to keep resources that end up driving costs.  Now, that work is going to happen at some point in time, but the uncertainty and the costs associated with it are something that are very difficult to predict.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

But I am very pleased with the acquisition of Wink and what it does for us strategically.  The move into the Downstream with the InServ acquisition is exactly the right thing.  I wish the market hadn't have occurred the way that it did, but over the long term, I think it's exactly what we needed to do to bring some diversity to our model and to bring a lot more services into that model.  Both of those things are good for us, long term.

Tahira Afzat:  OK.  Last question, and that's – it sort of has two parts.  Number one, if you look at some of the opportunities in Australia you know from what I know, a lot of the LNG work on the fabrication side, outside of it maybe perhaps fabrication side, is going cost plus.  Could you talk about the contractual terms that you might be seeing in Australia, specifically?

And number two, TransCanada just indicated that they're going to hold an open season for the large Alaskan pipeline, which keeps getting pushed out, but it seems that's now finally going to happen in 2010.  You know, from what I've heard, that could potentially sap up more than 50% of the North American capacity, if that does happen.  Would love to get a sense if you're hearing any initial buzz on that as well.

Randy Harl:  Tahira, let me take the first part of that, and I'll let Mike comment on the Alaska gas pipeline.  In Australia, we're very early days, in terms of contracting philosophy.  You know I might just comment on the market there.  There haven't been a lot of large diameter pipelines built in Australia.  You know so there's not a lot of capacity.

And you know the work that we're looking at is Eastern Australia, so it's in the Brisbane area.  You know, there's capacity in Australia to probably do one 24-inch pipeline or so at a time.  If you think about the – all of the well fields, the hookups, the flow lines, the gathering system – you know, the view of the customer is that that's going to take most of the capacity that exists in Australia, and that when it comes to the trunk lines, the long delivery pipelines from the fields to the liquefaction plants, that's going to have to be contractors that come with equipment and people, probably from mostly outside of Australia.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

So they're going to have to attract people to come in there, which means that the risk reward balance is going to have to be right, and so from our perspective, as long as we get that risk reward balance correct, we're able to price the risk that we have in the contract.  You know we don't care if it's lump sum or reimbursable or unit price.

But what we're going to do during the first phase, if we're selected for the early works, is really determine how that's going to get done.  An estimate's going to get developed, and then there will be an open book negotiation, either of a lump sum price or a cost reimbursable kind of contract.  And that's not clear at this point.  But I think, given the market dynamics that I described, it shouldn't be unfavorable to the contractors.

Tahira Afzat:  Got it, OK.

Randy Harl:  Mike …

Tahira Afzat:  And just that question, perhaps, on the Alaska pipeline, Mike?

Mike Collier:  Well, I think to hear, we all know that TransCanada has made a successful proposal to the state and has recently teamed with Exxon to approach that project, which is going to require a large amount of gas processing up on the slope.  I can't you know say anything with great clarity about how much capacity it would take of what's available in North America, but what we do know is that most of the equipment would have to be configured for Arctic construction.  The equipment that we have in Canada meets those requirements.  But others who haven't worked in those kinds of environments probably would not have the appropriate equipment.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

So availability of equipment and the skill sets to work on frozen ground in the winter months are going to be critical and experience criteria that the owners are going to look for.  So we feel like, and we've been in dialogue with, different parties on this project for seven years now.  We continue to follow it, and we believe that it's a matter of when and not if it'll be done.

But we know that they're spending large sums of money now, in terms of doing some of the front-end environmental and routing and land acquisition studies.  So it's still got a ways to go, but it's getting some traction.

Tahira Afzat:  Great.  That is very helpful, Mike.  And I guess that same equipment can also be used perhaps in the Horn River Basin area which might have similar weather conditions?

Mike Collier:  Well, yes, I think – I mean, whenever we look at projects, we have to understand the terrain and climate conditions, but our equipment in Canada's well suited for this kind of …

Randy Harl:  Well, in fact, Tahira, we're already there and have been performing work in the Horn River Basin.

Mike Collier:  Yes.

Randy Harl:  So we're very familiar with that.

Tahira Afzat:  OK, great.  That is very helpful, and congratulations on the good bookings.

Randy Harl:  Thank you.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Mike Collier:  Thanks, Tahira.

Operator:  Thank you.  At this time, we have no further questions, so I'd like to turn the call back over to Randy Harl for closing remarks.

Randy Harl:  Thank you.  We are optimistic in our outlook for 2010, supported by our improved visibility, increased backlog, and significantly higher levels of bid activity across our business lines.  As we work through the pause in activity brought on by recent economic events, I am encouraged by our ability to manage through these challenges and for Willbros to emerge better positioned than ever to capitalize on a market we see improving each day.

In North America, development of shale gas in the United States and oil sands in Canada continue to attract capital and should drive additional infrastructure build out.  Additionally, we are already starting to see Downstream maintenance projects move forward, and after delays in maintenance earlier this year, we anticipate market opportunities will continue to improve in 2010.

We also identified and are pursuing opportunities in the Middle East, North Africa and Australia where we are confident of additional engineering, construction and EPC assignments in both our Upstream and Downstream segments.

On our last call, I commented that we would capitalize on opportunities presented to us and continue to create our own new opportunities.  These initiatives outside the United States reflect this commitment.  Additionally, the NiSource alliance, the Wink acquisition, our successes in Libya, and the NAVFAC contract highlight key strategic initiatives we have proactively undertaken to prudently grow and diversify our business activities.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-05-09/8:00 am CT
Confirmation # 9209847

Our strong balance sheet provides us the financial flexibility to deliver on our strategy, to diversify our service offerings, and to expand our geographic presence in pursuit of consistent, long-term growth.  The Wink acquisition was the most recent example of how acquisitions can play a key role in achieving these strategic objectives.  We continue to review a number of opportunities and believe that acquisitions will play a meaningful, ongoing role in executing our strategy.

As I said, I am encouraged by what I see in the future for Willbros: positive, long–term fundamentals for infrastructure development; visible opportunities currently in front of us; a solid management team; and a strong balance sheet all support confidence and optimism for the future.

Thank you for joining us today.

END